Exhibit 99.1

Avinger Announces FDA Clearance of Pantheris for the Treatment of In-Stent Restenosis

New indication expands addressable market for Pantheris

Redwood City, Calif., November 17, 2021 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today announced that it has received 510(k) clearance from the U.S. Food & Drug Administration (FDA) for a new clinical indication for the Pantheris image-guided atherectomy system. This clearance allows the company to directly market Pantheris for the treatment of in-stent restenosis (ISR) in the lower extremity arteries.

“We are excited to receive FDA clearance for the ISR indication, which expands our addressable market for Pantheris to include a high-incidence disease state for which there are few available indicated treatment options,” commented Jeff Soinski, Avinger’s President and CEO. “Pantheris is now the only directional atherectomy device to have a clinical indication for the treatment of in-stent restenosis, providing a compelling new point of differentiation for the device. By combining real-time intravascular imaging with the precise control and large luminal gain of directional atherectomy, Pantheris enables physicians to visualize stent struts and safely target ISR lesions to restore blood flow to occluded vessels, while avoiding the structure of the previously implanted stent.”

To support the 510(k) submission with the FDA, Avinger provided data generated from the INSIGHT trial, a prospective, global, single arm, multi-center study to evaluate the safety and effectiveness of Pantheris for treating in-stent restenosis in lower extremity arteries. Sean Janzer, M.D., an interventional cardiologist, and Glen Schwartzberg, M.D., a vascular surgeon, served as co-principal investigators of the study. The clinical data from INSIGHT was presented at the VIVA conference in October 2021 by Dr. Jon George, an interventional cardiologist at University of Pennsylvania Health System, and is scheduled for presentation today at the VEITH Symposium by Dr. Todd Vogel, Chief of Cardiovascular Surgery at University of Missouri Health.

“The Pantheris system’s combination of onboard image-guidance and a directional excision mechanism provides significant clinical advantages in treating in-stent restenosis not available with any other therapy,” noted Dr. Schwartzberg. “This technology allows the operator to target only the blockage and maximize the channel for restored blood flow while avoiding negative interactions with clearly delineated stent struts. Based on the results of the INSIGHT study and my personal experience with the device, I believe that Pantheris can help physicians safely and effectively treat many ISR patients that previously may not have had other options available and reduce the need for repeat interventions and more invasive surgeries.”

With approximately 200,000 stents placed in the femoral and popliteal arteries annually, and 30% to 40% of these stents expected to develop in-stent restenosis within 3 years of implantation, the treatment of in-stent restenosis represents both a significant market and healthcare burden.1 In-stent restenosis occurs when a blocked artery previously treated with a stent becomes narrowed again, reducing blood flow. Physicians often face challenges when treating ISR both in terms of safety and efficacy. From a safety standpoint, limitations in imaging techniques, such as X-ray fluoroscopy, and the inability to control the directionality of other treatment modalities creates the concern of potentially impacting the integrity of the stent during the intervention. In terms of efficacy, current therapies for in-stent restenosis, such as balloon angioplasty, do not actually remove occlusive material and have high rates of recurrent renarrowing within stents.

Avinger's proprietary Lumivascular technology allows physicians, for the first time ever, to see from inside the artery during an atherectomy or CTO crossing procedure by using an imaging modality called optical coherence tomography, or OCT, that is displayed on Avinger's Lightbox console. Physicians performing atherectomy or crossing CTOs with other devices must rely solely on X-ray and tactile feedback to guide their interventions while treating complicated arterial disease. With the Lumivascular approach, physicians can more accurately navigate their devices and treat PAD lesions, due to real-time OCT images generated from inside the artery, without exposing healthcare workers and patients to the negative effects of ionizing radiation.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and Tigereye™ family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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1 Lichtenberg MK, Carr JG, Golzar JA. “Optical coherence tomography: guided therapy for peripheral artery disease.” The Journal of Cardiovascular Surgery. 04 April 2017, 58(4):518-527.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our ability to market Pantheris for the treatment of ISR in the lower extremity arteries, the impact of the FDA’s approval of this indication for Pantheris on our addressable market, the potential benefits of our products for patients and healthcare providers, our ability to expand into the ISR treatment market, and the development and regulatory approval of other products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2021, and in our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com